UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 26, 2015

Synergy Strips Corp.
(Exact name of registrant as specified in its charter)

Nevada	000-55098	99-0379440
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer ID Number)

3434 Ocean Park #107-447, Santa Monica, CA	90405
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (615) 939-9004

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Asset Purchase Agreement

On June 26, 2015 (the “Closing Date”), Neuragen Corp., a Delaware corporation (“Neuragen”) and our wholly owned subsidiary, entered into an Asset Purchase Agreement (the “Purchase Agreement”) with Knight Therapeutics Inc., a Canadian corporation (“Knight”). Pursuant to the Purchase Agreement, Neuragen purchased the U.S. rights related to an innovative OTC product that helps relieve pain caused by diabetic nerve damage (the “Purchased Assets”) for an aggregate purchase price of $1.2 million, with (i) $250,000 paid on the Closing Date, (ii) $250,000 to be paid on or before June 30, 2016, (iii) $700,000 to be paid in quarterly installments (beginning with the quarter ending September 30, 2015) equal to the greater of $12,500 or 5% of U.S. net sales, and (iv) 2% of U.S. net sales of Neuragen for 60 months thereafter. The payment of such amounts is secured by a security interest in certain assets, undertakings and property (“Collateral”) pursuant to the Security Agreement, which will be released upon receipt of total payments of $1.3 million (collectively, “Total Consideration”).

The Purchase Agreement contains customary representations and warranties and covenants by each party. The Purchase Agreement contains customary indemnification provisions in favor of Neuragen and its affiliates, including, subject to certain limitations, whereby Knight agrees to indemnify Neuragen and its affiliates for any losses arising out of any breach of their representations or warranties and any breach or failure to perform of their covenants under the Purchase Agreement, among others.

The foregoing description of the Purchase Agreement is included to provide you with information regarding its terms and does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement, which is filed as Exhibit 2.4 to this Current Report on Form 8-K, and is incorporated into this report by reference.

Security Agreement

On the Closing Date, Neuragen entered into a Security Agreement with Knight, pursuant to which Neuragen granted a lien and security interest to Knight in Collateral in connection with the Purchase Agreement.

The Security Agreement was made to secure the payment of all indebtedness, obligations and liabilities of Neuragen of the Purchase Agreement, including all expenses and charges, legal or otherwise, suffered or incurred by Knight in collecting or enforcing such indebtedness of the Purchase Agreement.

The Security Agreement includes customary covenants, agreements, representations and warranties, including covenants to not: waste or destroy the Collateral; or sell, assign, mortgage, lease or otherwise dispose of the Collateral or any interest therin without the prior written consent of Knight. The Security Agreement also includes customary events of default, including but not limited to: payment defaults; Neuragen becoming insolvent or entering into bankruptcy; or if any contemplated security ceases to be a valid and perfected first-priority security interest that is not remedied within fifteen business days by Neuragen. Upon the occurrence of an event of default and during the continuation thereof, the principal amount of the outstanding Total Consideration will bear a default interest rate of an additional 10% per annum.

Item 2.01. Completion of Acquisition or Disposition of Assets.

The information under the caption “Asset Purchase Agreement” in Item 1.01 of this Report is incorporated herein by reference.

Item 8.01. Other Events.

On July 1, 2015, we issued a press release announcing the acquisition of assets from Knight and the Security Agreement. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

	Exhibit No.	Description

	2.4	Asset Purchase Agreement, dated June 26, 2015, by and between Neuragen Corp. and Knight Therapeutics Inc.

	99.1	Press release dated July 1, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYNERGY STRIPS CORP.

Date: July 2, 2015	/s/ Jack Ross
Jack Ross
President and Chief Executive Officer